February 12, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Commissioners:

We have read the statements made Kaire Holdings, Inc., (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report to be filed for the month of February 2007. We have notified Kaire Holdings, Inc. of our merger and received their approval by their audit committee. We agree with such statements made insofar as they relate to our Firm.

Very truly yours,

/s/ Pohl, McNabola, Berg & Co., LLP
Pohl, McNabola, Berg & Co., LLP